EXHIBIT 99.1

|	Press Release
For immediate release
Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100
Bill Barrett Corporation Provides Williston Basin Operational Update
DENVER — (PR Newswire) — June 1, 2006 — Bill Barrett Corporation (NYSE: BBG) today provided an operational update for its Williston Basin properties in Montana and North and South Dakota.
Red Bank/Target — The Company recently completed three wells, one of which had an initial production rate of 170 Bopd (barrels of oil per day) (gross) and currently is producing at 160 Bopd (gross). The other two wells are in the early stages of testing with oil shows. The Company’s working interest ranges between 85% and 100% in the area.
Grand River — The Company recently spud a second exploration test in the area and expects to have initial results in the next several months. The Company has a 60% working interest in the area.
Indian Hills — The Company expects to spud a Ratcliffe exploration test in the next several weeks.
Red Bank Extension — The Company recently completed two exploration wells in the Ratcliffe formation in the Red Bank Extension area. The Erickson 44-15H is currently producing water and has not yet had any oil shows. It is not uncommon in this area that wells only produce water in the early phase of testing. Although the Company and its partner intend to continue to test this well for at least several more weeks, it expects to record a dry hole expense of approximately $2 million in its second quarter results. The Miller 44-19H also currently is testing water without any oil shows. Costs for this well are similar to the Erickson 44-15H. Testing on the Miller is expected to continue for at least two months. The Company has a 60% working interest over most of the area. Penn Virginia Corporation (NYSE: PVA) has a 40% working interest in the Red Bank Extension area.
Terry Barrett, Senior Vice President, Exploration-Northern Division, commented, “We have been encouraged with the results of our Williston Basin development and exploration program to date. The Williston Basin provides us with year-round drilling for oil that complements our robust portfolio of Rocky Mountain properties. Our continued success in the Red Bank/Target area has exceeded our expectations. Initial results in the Red Bank Extension have not been as positive thus far; however, we still believe that we have in excess of 80 locations in the area in both the Bakken and Ratcliffe formations and look forward to continued testing later in the year and into 2007.”
Forward-Looking Statements
This press release is forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC, including Form 10-K dated December 31, 2005.

About Bill Barrett Corporation
Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.
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